Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES FOURTH

QUARTER AND FULL YEAR FISCAL 2009 RESULTS

EXCEEDING GUIDANCE; INTRODUCES FIRST

QUARTER FISCAL 2010 GUIDANCE

Q1 OPERATING INCOME EXPECTATIONS UP FROM

PRIOR YEAR

FOOTHILL RANCH, CA, March 25, 2010 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal fourth quarter and full year ended January 30, 2010, and introduced guidance for the first quarter of fiscal 2010. The Company provides segment information on Wet Seal and Arden B in Exhibit B to this press release.

For the fourth quarter:

•	Net sales were $151.0 million compared to net sales of $154.9 million for the prior year fourth quarter.

•	Consolidated comparable store sales decreased 4.5%. Comparable store sales for Wet Seal decreased 6.7% and for Arden B increased 8.8%.

•	Operating income was $9.6 million, or 6.4% of net sales, compared to $4.6 million, or 3.0% of net sales, in the prior year fourth quarter.

•	The current year and prior year quarters included $0.5 million and $4.8 million, respectively, in non-cash asset impairment charges.

•

Net income, including a non-cash tax benefit to reverse a deferred tax valuation allowance of $71.3 million, was $80.8 million, or $0.79 per diluted share, as compared to $4.3 million, or $0.04 per diluted share, in the prior year quarter. Excluding the tax benefit and $0.5 million in asset impairment charges, net income was $10.0 million, or $0.10 per diluted share, in the fourth quarter of fiscal 2009, which exceeded guidance of $0.08 to $0.09 per diluted share. For the fourth quarter of fiscal 2008, excluding the $4.8 million in asset impairment charges, net income was $9.1 million, or $0.09 per diluted share.

Ed Thomas, chief executive officer, commented, “We are pleased with our fourth quarter results, which reflect continued momentum in our turn-around of the Arden B business and progress with merchandising improvements at Wet Seal.

“The Arden B division posted its strongest comparable store sales quarter of the year and generated a fourth successive profitable quarter, with operating income of $1.9 million, or 7.7% of revenues. At Wet Seal, the fourth quarter operating results were the strongest of the year, and we believe merchandise mix improvements made by the end of the year positioned that division well to start fiscal 2010.”

Mr. Thomas concluded, “I am encouraged by the solid start to fiscal 2010 in February, in which Wet Seal comparable store sales turned positive and Arden B continued to generate solid comparable stores sales increases. We feel very comfortable with our increased inventory positions, following previously diminished levels, which we believe provide opportunity for continued comparable store sales growth at both divisions.”

For the full year:

•	Net revenues were $560.9 million as compared to $593.0 million in fiscal 2008.

•	Consolidated comparable store sales decreased 7.1%. Comparable store sales for Wet Seal decreased 8.5% and for Arden B increased 0.2%.

•

Operating income was $22.9 million, or 4.1% of revenues, compared to $32.2 million, or 5.4% of revenues, in fiscal 2008. Operating income for fiscal 2009 included $1.2 million of additional net sales resulting from a change in estimated “breakage” for unredeemed gift cards, gift certificates and store credits remaining outstanding for more than two years from their respective issuance dates and $2.3 million in non-cash fixed asset impairment charges, primarily at Wet Seal. Operating income for fiscal 2008 included $5.6 million of non-cash fixed asset impairment charges, primarily at Arden B.

•

Net income was $93.4 million, or $0.92 per diluted share, as compared to $30.2 million, or $0.30 per diluted share, in fiscal 2008. Fiscal 2009 net income, excluding the $71.3 million tax benefit mentioned above, the $1.2 million of additional net sales from change in estimated breakage and the $2.3 million of non-cash asset impairment charges, was $23.2 million, or $0.23 per diluted share. Fiscal 2008 net income, excluding $1.9 million in non-cash interest charges associated with a June 2008 conversion of $3.4 million of the Company’s Secured Convertible Notes into Class A common stock and the above-mentioned $5.6 million of non-cash asset impairment charges, was $37.7 million, or $0.38 per diluted share.

As of year-end, the Company’s inventory per square foot increased 12% versus the prior year-end, with Wet Seal up 6% and Arden B up 54%.

The Company generated cash flows from operations of $40.5 million during fiscal 2009, and ended the year with $161.7 million of cash and cash equivalents and $3.5 million of long-term debt, comprised of Convertible Notes, net of discount.

Store Openings and Closings

The Company opened four Wet Seal stores during the fourth quarter. At January 30, 2010, the Company operated 504 stores in 47 states, the District of Columbia and Puerto Rico, including 424 Wet Seal stores and 80 Arden B stores.

Capital Transactions and Stock Repurchase Program

During the fourth quarter, investors exercised warrants for 2,727,948 shares of the Company’s Class A common stock, generating proceeds to the Company of approximately $7.3 million. As of January 30, 2010, warrants exercisable into 6,092,116 shares of the Company’s Class A common stock remained outstanding. The remaining warrants are exercisable at a price of $3.68 per share and expire in November 2010. Exercise of these remaining warrants would result in proceeds to the Company of $22.4 million.

During the fourth quarter, the Company repurchased 2,025,720 shares of its Class A common stock at a total cost, including commissions, of approximately $7.3 million, under the $12.5 million share repurchase program approved by the Board of Directors in November 2009. In February 2010, the Company utilized the remaining capacity under the share repurchase program by repurchasing an additional 1,394,162 shares of Class A common stock at a total cost, including commissions, of approximately $5.2 million.

Capital Expenditures and Depreciation

During 2009, the Company incurred capital expenditures of $21.0 million, of which $16.7 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances of $2.0 million, associated primarily with new store construction, resulting in net capital expenditures for the year of $19.0 million.

Depreciation in the fourth quarter and full year fiscal 2009 totaled $3.9 million and $15.1 million, respectively.

Income Taxes

The Company’s federal net operating loss (“NOL”) carry forwards were sufficient to offset its federal regular taxable income in fiscal 2009, resulting in the Company incurring cash income taxes only for the limited portion of federal alternative minimum taxes and income taxes in the State of California which cannot be offset by NOL carry forwards.

The Company began fiscal 2010 with approximately $116.6 million of NOL carry forwards available to offset taxable income in fiscal 2010 and thereafter, subject to certain annual limitations based on the provisions of Section 382 of the Internal Revenue Code. Subject to potential change as discussed further below, in fiscal 2010, the Company estimates its annual NOL utilization limit to be approximately $62.4 million.

As previously reported in 2004, the Company established a 100% tax valuation allowance against its net deferred tax assets as it was concluded that they were not realizable based upon the available evidence at that time. As of January 30, 2010, the Company performed an evaluation of available evidence, including, but not limited to, the past four consecutive years of generating taxable income, including fiscal 2009 in which it operated in an extremely challenging retail and economic environment, and concluded that the net deferred tax assets were realizable. As a result, the Company reversed its valuation allowance against the net deferred tax assets of $71.3 million and recorded a benefit to its provision for income taxes.

Beginning in fiscal 2010, the Company will incur a higher effective income tax rate than it has in prior years as a result of the reversal of the valuation allowance. The Company estimates its effective income tax rate for fiscal 2010 will be between 38% and 40%. However, the Company also estimates that the cash income tax payments for fiscal 2010 will only be approximately 3% of pre-tax income, consistent with recent years, as the Company will continue to utilize its NOL carry forwards to offset its federal regular taxable income. The additional 35% to 37% of the Company’s estimated effective tax rate in fiscal 2010 will be in the form of a non-cash provision for deferred income taxes.

The Company’s current expectations regarding the federal NOL carry forwards it may use annually are based on calculations made by management. Through these calculations, the Company determined that, in April 2005 and December 2006, the Company incurred “ownership changes”, as defined in Section 382, that require re-calculation of NOL annual utilization limits. Such ownership changes can result merely from an accumulation of normal market trading activity in the Company’s common stock over time. The NOL annual utilization limits determined upon an ownership change depend on, among other things, the Company’s market capitalization and long-term federal interest rates on the ownership change date. If the Company were to determine it had incurred another ownership change at some time after December 2006, the Company would be required to re-calculate its annual federal NOL utilization limit, which could result in a decrease to NOL carry forwards annually available to offset taxable income and an increase in cash income tax payments.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income and earnings per diluted share before certain charges and benefits, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13 and 52 weeks ended January 30, 2010, and January 31, 2009 (in millions, except for earnings per diluted share):

	13 Weeks Ended January 30, 2010		13 Weeks Ended January 31, 2009
	Net Income	Earnings Per Diluted Share	Net Income	Earnings Per Diluted Share
Financial measure before certain credits/charges (non-GAAP)	$10.0	$0.10	$9.1	$0.09

Credits/(Charges):
Non-cash asset impairment charges	(0.5)	(0.01)	(4.8)	(0.05)
Tax benefit - reversal of deferred tax valuation allowance	71.3	0.70	—	—

GAAP financial measure	$80.8	$0.79	$4.3	$0.04

	52 Weeks Ended January 30, 2010		52 Weeks Ended January 31, 2009
	Net Income	Earnings Per Diluted Share	Net Income	Earnings Per Diluted Share
Financial measure before certain credits/charges (non-GAAP)	$23.2	$0.23	$37.7	$0.38

Credits/(Charges):
Gift card/store credit breakage - change in estimate	1.2	0.01	—	—
Non-cash asset impairment charges	(2.3)	(0.02)	(5.6)	(0.06)
Non-cash interest expense on conversion of notes	—	—	(1.9)	(0.02)
Tax benefit - reversal of deferred tax valuation allowance	71.3	0.70	—	—

GAAP financial measure	$93.4	$0.92	$30.2	$0.30

In the fiscal 2009 second quarter, the Company determined, based upon updated historical redemption patterns, that the likelihood of redemption of unredeemed gift cards, gift certificates, and store credits greater than two years after their issuance is remote. As a result, the Company updated its breakage estimate and recorded a “breakage” benefit related to this change in the second quarter. Given the nature of this adjustment, such amount was larger than amounts the Company anticipates recording in future periods. Accordingly, management believes presenting financial information without the change in the “breakage” estimate for fiscal 2009 helps investors better understand comparative operating performance during those periods.

From time to time, the Company determines the carrying value of certain of its long-lived assets are not supported by their anticipated future cash flows and, as a result, must record non-cash charges to impair these assets. The timing and magnitude of these charges can be sporadic, thus significantly affecting the reported financial results of the fiscal quarter in which they are recorded. Given the unique nature and sporadic timing of these charges, the Company consistently presents these charges as a separate line item within quarterly results in its statements of operations and, similarly, believes the presentation of its historical financial information excluding these non-cash charges to be beneficial to its investors.

The complexity and volatility of the accounting and financial reporting for the Company’s Secured Convertible Notes has been a major focus of the Company’s management and investors. To help investors better understand the complexity of the accounting for the Notes, the Company provided significant disclosure in its Annual Report on Form 10-K for the fiscal year ended January 31, 2009. Management occasionally presents certain historic financial information that excludes non-cash charges for the ratable write-off of unamortized debt discounts, deferred financing costs and accrued interest when notes are converted. Given the unique nature of these charges and their volatility, management believes that presenting financial information without these charges helps investors better understand the Company’s current operating performance. Management believes the magnitude of the charges when conversions occur can impact investors’ understanding of the Company’s business results in such periods. Explicit disclosure of these impacts provides meaningful information to investors.

See the discussion within the “Income Taxes” section found elsewhere in this earnings release for more information regarding the Company’s reversal of its deferred tax valuation allowance.

First Quarter Fiscal 2010 Guidance

For the first quarter of fiscal 2010, earnings are estimated in the range of $0.04 to $0.05 per diluted share. Excluding a non-cash provision for deferred income taxes in the range of $2.4 million to $3.1 million, which would make the reporting basis comparable to that used for the first quarter of the prior year, earnings for the first quarter of fiscal 2010 would have been estimated in the range of $0.06 to $0.08 per diluted share.

The guidance is based on the following major assumptions:

— Total net sales between $138 million and $140 million versus $132.0 million in the first quarter of fiscal 2009.

— Comparable store sales increase between 2% and 4% versus a 7.3% decrease in the prior year first quarter.

— Gross margin rate between 31.0% and 32.1% of net sales versus 29.7% in the prior year first quarter.

— SG&A expense between 26.0% and 26.1% of net sales versus 25.7% in the prior year first quarter

— Operating income between $6.7 million and $8.6 million versus operating income of $5.2 million in the prior year first quarter.

— Interest expense of $0.2 million versus interest expense of less than $0.1 million in the prior year first quarter.

— Income tax expense of between $2.6 million and $3.4 million. The increase in the income tax expense over the prior year first quarter is nearly all due to the reversal of the Company’s deferred tax valuation allowance at the end of fiscal 2009, which results in a prospective provision for income taxes similar to statutory rates as opposed to the provision for income taxes equal only to cash taxes paid in the prior year.

For all of fiscal 2010, the Company expects 25 to 40 net store openings at Wet Seal and no net change in the number of Arden B stores. However, if the Arden B business sustains its recent improved performance, the Company may begin to pursue growth in the Arden B store base later in the year. The Company forecasts fiscal 2010 net capital expenditures will be approximately $36 million to $40 million, of which approximately $26 million to $30 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial (877) 681-3375 and provide ID number 4541041. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through April 1, 2010. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 27, 2010, the Company operated a total of 501 stores in 47 states, the District of Columbia and Puerto Rico, including 422 Wet Seal stores and 79 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its first quarter of fiscal 2010, the Company’s store growth and capital spending plans for fiscal 2010, the quality of the Company’s inventory positions, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	January 30, 2010	January 31, 2009
ASSETS
Cash and cash equivalents	$161,693	$142,064
Other receivables	479	1,784
Merchandise inventories	29,159	25,529
Prepaid expenses	10,939	10,600
Deferred taxes	19,600	—

Total current assets	221,870	179,977
Net equipment and leasehold improvements	78,063	74,869
Deferred taxes	51,713	—
Deferred financing costs	75	173
Other assets	2,509	1,640

Total assets	$354,230	$256,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$14,588	$8,388
Accounts payable – other	9,480	9,188
Income taxes payable	47	228
Accrued liabilities	24,918	28,079
Current portion of deferred rent	2,735	3,378

Total current liabilities	51,768	49,261
Secured convertible notes	3,540	2,707
Deferred rent	28,827	30,051
Other long-term liabilities	1,785	1,821

Total liabilities	85,920	83,840
Convertible preferred stock	1,611	1,611
Total stockholders’ equity	266,699	171,208

Total liabilities and stockholders’ equity	$354,230	$256,659

Exhibit A

(Continued)

The Wet Seal, Inc.

Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Net sales	$150,997	$154,866	$560,918	$592,960
Gross margin	47,446	47,808	166,826	192,439
Selling, general & administrative expenses	37,344	38,435	141,633	154,671
Asset impairment	455	4,789	2,341	5,611

Operating income	9,647	4,584	22,852	32,157
Interest income (expense), net	(202)	36	(486)	(681)

Income before (benefit) provision for income taxes	9,445	4,620	22,366	31,476

(Benefit) provision for income taxes	(71,339)	328	(71,064)	1,322

Net income	$80,784	$4,292	$93,430	$30,154

Weighted average shares, basic	96,071,786	94,997,519	95,685,557	93,172,635
Net income per share, basic (1)	$0.80	$0.04	$0.92	$0.30
Weighted average shares, diluted	96,542,059	95,077,483	96,250,188	94,099,234
Net income per share, diluted (1)	$0.79	$0.04	$0.92	$0.30

(1)	On February 1, 2009, the Company adopted the guidance provided under ASC 260-45-60- Earnings per Share, which requires the allocation of net income among common shareholders and participating security holders when computing earnings per share. As a result, the net income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was $76,609 and $76,629 for the 13 weeks ended January 30, 2010, $88,420 and $88,448 for the 52 weeks ended January 30, 2010, $4,058 and $4,058 for the 13 weeks ended January 31, 2009, and $28,251 and $28,269 for the 52 weeks ended January 31, 2009.

Exhibit A

(continued)

The Wet Seal, Inc.

Consolidated Statements of Cash Flows

(000’s Omitted)

(Unaudited)

	January 30, 2010	January 31, 2009
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$93,430	$30,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,101	14,518
Amortization of discount on secured convertible notes	629	2,746
Amortization of deferred financing costs	98	284
Amortization of stock payment in lieu of rent	97	179
Adjustment of derivatives to fair value	(40)	(40)
Interest added to (extinguished from) principal of secured convertible notes	204	(210)
Asset impairment	2,341	5,611
Loss on disposal of equipment and leasehold improvements	361	558
Deferred income taxes	(71,313)	—
Stock-based compensation	1,624	2,977
Changes in operating assets and liabilities:
Income tax receivable	—	167
Other receivables	1,305	3,931
Merchandise inventories	(3,630)	6,061
Prepaid expenses and other assets	(339)	346
Other non-current assets	(869)	62
Accounts payable and accrued liabilities	3,638	(8,113)
Income taxes payable	(181)	228
Deferred rent	(1,867)	(986)
Other long-term liabilities	(133)	(133)

Net cash provided by operating activities	40,456	58,340

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(21,304)	(23,023)

Net cash used in investing activities	(21,304)	(23,023)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	8	11
Repurchase of common stock	(7,297)	—
Proceeds from exercise of common stock warrants	7,766	6,118

Net cash provided by financing activities	477	6,129

INCREASE IN CASH AND CASH EQUIVALENTS	19,629	41,446
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	142,064	100,618

CASH AND CASH EQUIVALENTS, END OF PERIOD	$161,693	$142,064

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by ASC 280- Segment Reporting. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 and 52 weeks ended January 30, 2010, and January 31, 2009, for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Thirteen Weeks Ended January 30, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$126,643	$24,354	n/a	$150,997
% of total sales	84%	16%	n/a	100%
Comparable store sales % (decrease) increase	(6.7)%	8.8%	n/a	(4.5)%
Operating income (loss)	$15,533	$1,887	$(7,773)	$9,647
Interest expense, net	$—	$—	$(202)	$(202)
Income (loss) before benefit for income taxes	$15,533	$1,887	$(7,975)	$9,445
Depreciation	$3,314	$388	$233	$3,935
Number of stores as of period end	424	80	n/a	504
Sales per square foot	$71	$89	n/a	$74
Square footage as of period end	1,674	244	n/a	1,918

Thirteen Weeks Ended January 31, 2009	Wet Seal	Arden B	Corporate	Total
Net sales	$130,688	$24,178	n/a	$154,866
% of total sales	84%	16%	n/a	100%
Comparable store sales % decrease	(8.6)%	(32.1)%	n/a	(13.4)%
Operating income (loss)	$19,179	$(7,641)	$(6,954)	$4,584
Interest income, net	$—	$—	$36	$36
Income (loss) before provision for income taxes	$19,179	$(7,641)	$(6,918)	$4,620
Depreciation	$2,884	$625	$217	$3,726
Number of stores as of period end	409	87	n/a	496
Sales per square foot	$77	$79	n/a	$77
Square footage as of period end	1,612	267	n/a	1,879

Fifty-Two Weeks Ended January 30, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$465,630	$95,288	n/a	$560,918
% of total sales	83%	17%	n/a	100%
Comparable store sales % (decrease) increase	(8.5)%	0.2%	n/a	(7.1)%
Operating income (loss)	$41,847	$9,107	$(28,102)	$22,852
Interest expense, net	$—	$—	$(486)	$(486)
Income (loss) before benefit for income taxes	$41,847	$9,107	$(28,588)	$22,366
Depreciation	$12,563	$1,619	$919	$15,101
Number of stores as of period end	424	80	n/a	504
Sales per square foot	$268	$339	n/a	$277
Square footage as of period end	1,674	244	n/a	1,918

Fifty-Two Weeks Ended January 31, 2009	Wet Seal	Arden B	Corporate	Total
Net sales	$491,052	$101,908	n/a	$592,960
% of total sales	83%	17%	n/a	100%
Comparable store sales % decrease	(4.5)%	(23.5)%	n/a	(8.5)%
Operating income (loss)	$71,113	$(9,754)	$(29,202)	$32,157
Interest expense, net	$—	$—	$(681)	$(681)
Income (loss) before provision for income taxes	$71,113	$(9,754)	$(29,883)	$31,476
Depreciation	$10,548	$2,961	$1,009	$14,518
Number of stores as of period end	409	87	n/a	496
Sales per square foot	$292	$326	n/a	$297
Square footage as of period end	1,612	267	n/a	1,879

In the tables above, Wet Seal and Arden B reportable segments include net sales generated from their respective stores and e-commerce operations. The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income, interest income (expense), net, and income before (benefit) provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results during the 52 weeks ended January 30, 2010, include $0.8 million of additional net sales resulting from a change in estimated “breakage” for unredeemed gift cards, gift certificates and store credits remaining outstanding more than two years from their respective issuance dates, and during the 13 and 52 weeks ended January 30, 2010, and the 13 and 52 weeks ended January 31, 2009, includes $0.2 million, $2.0 million, $0.2 million and $0.5 million, respectively, of non-cash asset impairment charges.

Arden B operating segment results during the 52 weeks ended January 30, 2010, include $0.4 million of additional net sales resulting from a change in estimated “breakage” for unredeemed gift cards, gift certificates and store credits remaining outstanding more than two years from their respective issuance dates, and during the 13 and 52 weeks ended January 30, 2010, and the 13 and 52 weeks ended January 31, 2009, includes $0.3 million, $0.3 million, $4.6 million and $5.1 million, respectively, of non-cash asset impairment charges.

Corporate expenses during the 52 weeks ended January 31, 2009, include non-cash interest expense of $1.9 million as a result of accelerated write-off of discounts, capitalized interest and deferred financing costs upon conversions of secured convertible notes.